Exhibit 4

ULTA BEAUTY, INC.

DESCRIPTION OF SECURITIES

The following description summarizes the material terms and provisions of our common stock and preferred stock. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and bylaws. The terms of these securities may also be affected by the Delaware General Corporation Law (the “DGCL”). The summary below is qualified in its entirety by reference to our certificate of incorporation and bylaws, as such may be amended from time to time.

General

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share, and 70,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders. Our board of directors is currently divided into three separate classes with each class serving a three-year term. There is no cumulative voting with respect to the election of directors.  Our common stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of common stock are entitled to receive such dividends and other distributions in cash, property or shares of our stock as may be declared from time to time by our board of directors in its discretion out of assets or funds legally available therefor. In the event of any dissolution, liquidation or winding-up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities and subject to the rights, if any, of the holders of any outstanding series of preferred stock, our remaining assets and funds, if any, shall be divided among and paid ratably to the holders of our common stock in proportion to the number of shares held by them.

Preferred Stock

Our certificate of incorporation provides that shares of our preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that may delay or prevent a change in control, discourage bids at a premium over the market price of our common stock and diminish the voting and other rights of the holders of our common stock. These provisions include:

•dividing our Board of Directors into three classes serving staggered three-year terms;

•authorizing our Board of Directors to issue preferred stock and additional shares of our common stock without stockholder approval;

•prohibiting stockholder actions by written consent;

•prohibiting our stockholders from calling a special meeting of stockholders;

•prohibiting our stockholders from making certain changes to our certificate of incorporation or bylaws except with a two-thirds majority stockholder approval; and

•requiring advance notice for raising business matters or nominating directors at stockholders’ meetings.

We are also subject to provisions of Delaware law, including Section 203 of the DGCL, that, in general, prohibits any business combination with a beneficial owner of 15% or more of our common stock for three years after the stockholder becomes a 15% stockholder, subject to specified exceptions.

Together, these provisions of our certificate of incorporation and bylaws and of Delaware law could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

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